Exhibit 4.19

Letter of Undertakings

To: Koolearn Technology Holding Limited (“Cayman Company”)

Beijing Dexin Dongfang Network Technology Co., Ltd. (“WFOE”)

Whereas:

1. Beijing Century Friendship Education Investment Co., Ltd. (the “Century Friendship”) holds 100% of the shares of New Oriental Education & Technology Group Inc.(the “New Oriental China”);

2. Yu Minhong indirectly holds 80% of the shares of New Oriental China through the Century Friendship, and Li Bamei indirectly holds 20% of the shares of New Oriental China through the Century Friendship;

(Beijing Century Friendship Education Investment Co., Ltd., hereinafter referred to as the “Shareholder of the Company”, Yu Minhong and Li Bamei, hereinafter referred to as “Nature Person Shareholders”)

3. The aforesaid Nature Person Shareholders acknowledges and agrees to give priority to pledge all 74.4945% of the shares at Beijing New Oriental Xuncheng Network Technology Co., Ltd. (hereinafter the “Beijing Xuncheng”) to WFOE (the pledge is hereinafter referred to as the “Pledge of Equity of Beijing Xuncheng”), to ensure the performance of a series of framework contracts among New Oriental China, Beijing Xuncheng, and WFOE.

In order to ensure the priority and stable performance of the framework contracts and the Pledge of Equity of New Oriental Xuncheng, Nature Person Shareholders hereby irrevocably makes the following undertakings on May 10, 2018:

As of the date of the issuance of the Letter of Undertakings, Shareholder of the Company and Nature Person Shareholders have not or will not, pledge, sell or dispose of, create any other third party security rights or any other third party priority rights, which may affect the priority validity of Pledge of Shares of New Oriental Xuncheng and stable performance of the framework contracts, upon or make any other disposal or dealing of the same economic effect of the property shares held by it in Century Friendship. If Shareholder of the Company and Nature Person Shareholders have a need to create pledge, any other third-party security rights upon or otherwise make disposal or dealing of the property shares held by them in New Oriental China, it shall be subject to the consent of WFOE and Cayman Company, and it shall be specified in the legal documents signed with creditors and/or other interested parties that the value relating to the shares of New Oriental Xuncheng shall be expressly excluded from the pledge, third party security rights or other similar disposals or dealings, and written undertakings shall be signed by such creditors and/or other interested parties for not impairing the performance of framework contracts.

Unless the prior written consent by WFOE or Beijng Xuncheng, the aforesaid Shareholder of the Company and Nature Person Shareholders shall not, for the sake of its own or anyone else. directly or indirectly engage in, invest in, participate in, possess or manage any business that competes with Beijing Xuncheng or its affiliates or main business, nor hold and interests in or obtain any benefits from any business that competes or may compete with Beijing Xuncheng or its affiliates or main business.

During the period when Nature Person Shareholders hold the equity of Century Friendship, Nature Person Shareholders undertake that they will urge Century Friendship to fulfill the aforesaid undertakings; during the period when Century Friendship holds the equity of New Oriental China, Century Friendship undertakes that it will urge New Oriental China to fulfill the aforementioned undertakings.

This Letter of Undertakings shall be governed by and construed in accordance with the laws of the People’s Republic of China.

(The remainder of this page is intentionally left blank)

(The remainder of this page is intentionally left blank; execution page of the Letter of Undertakings only)

By:

Beijing Century Friendship Education Investment Co., Ltd. (Seal)

/s/ seal

Signed by the Legal Representative or Authorized Representative:

/s/ Legal Representative or Authorized Representative

/s/ Yu Minhong

/s/ Li Bamei

Letter of Undertakings

To: Koolearn Technology Holding Limited (“Cayman Company”)

Beijing Dexin Dongfang Network Technology Co., Ltd. (“WFOE”)

Whereas:

1. [Name of the General Partner] (“the General Partner”) is the general partner of [Name of the Partnership] (hereinafter the “Partnership”), and [Name of the Limited Partners] (hereinafter the “Limited Partners”; the Limited Partners and the General Partner are hereinafter referred to as the “Partners”) are limited partners of the Partnership:

2. The General Partner acknowledges and agrees to give priority to pledge [% of Equity Interest in the Variable Interest Entity Percentage] of the shares of the Partnership at Beijing New Oriental Xuncheng Network Technology Co., Ltd. (hereinafter the “Beijing Xuncheng”) to WFOE (the pledge is hereinafter referred to as the “Pledge of Equity of Beijing Xuncheng”), to ensure the performance of a series of framework contracts among the Partnership, Beijing Xuncheng, and WFOE.

In order to ensure the priority and stable performance of the framework contracts and the Pledge of Equity of Beijing Xuncheng, the General Partner hereby irrevocably makes the following undertakings on May 10, 2018:

As of the date of the issuance of the Letter of Undertakings, the General Partner, has not or will not, pledge, sell or dispose of, create any other third party security rights or any other third party priority rights, which may affect the priority validity of Pledge of Shares of Beijing Xuncheng and stable performance of the framework contracts, upon or make any other disposal or dealing of the same economic effect of the property shares held by it in the Partnership. Pursuant to the provisions of the Partnership Agreement among all the Partners of the Partnership, the Partners of the Partnership may, with unanimous consent of the other partners, pledge their property shares in the Partnership; any transfer by the Partners of the Partnership of all or part of their property shares in the Partnership to any person other than the Partners shall be subject to the unanimous consent of the other partners; and a notice shall be given to the other partners in case of transfer of all or part of property shares in the Partnership among the Partners. Subject to the aforesaid provisions, the General Partner will not agree that the Limited Partners may pledge, sell or dispose of, or create any other third-party security rights or any other third-party priority rights, which may affect the priority validity of Pledge of Shares of Beijing Xuncheng and stable performance of the framework contracts, upon or otherwise make disposal or dealing of the same economic effect of, the property shares held by them in the Partnership. If the General Partner and/or the Limited Partners have a need to create pledge, any other third-party security rights upon or otherwise make disposal or dealing of the property shares held by them in the Partnership, it shall be subject to the consent of WFOE and Cayman Company, and it shall be specified in the legal documents signed with creditors and/or other interested parties that the value relating to the shares of Beijing Xuncheng shall be expressly excluded from the pledge, third party security rights or other similar disposals or dealings, and written undertakings shall be signed by such creditors and/or other interested parties for not impairing the performance of framework contracts; the General Partner undertakes that if the Limited Partners disagree with the aforesaid arrangement, it will not agree that the Limited Partners may create pledge or any other third party security rights upon or otherwise make disposal or dealing of the property shares held by them in the Partnership. If the General Partner breaches this Letter of Undertakings, it shall be liable to Beijing Xuncheng, WFOE and Cayman Company for the breach of contract and indemnify from and against all losses and damages suffered by Beijing Xuncheng, WFOE and Cayman Company. If the Partnership adds any new general partner or changes the existing General Partner at any time after the date of issuance of this Letter of Undertakings, the existing General Partner shall urge the new general partner to sign a written confirmation immediately to ensure that the new general partner is aware of a series of framework contract arrangements among the Partnership, Beijing Xuncheng and WFOE, and shall fully bear and perform the obligations and rights of the existing General Partner under the framework contracts and this Letter of Undertakings.

This Letter of Undertakings shall remain in force during the period when the Partnership holds the shares of Beijing Xuncheng. This Letter of Undertakings shall be governed by and construed in accordance with the laws of the People’s Republic of China.

(The remainder of this page is intentionally left blank)

(The remainder of this page is intentionally left blank; execution page of the Letter of Undertakings only)

By:

[The Name of the General Partner]

Signature: /s/

Schedule of Material Differences

One or more general partners of the shareholders (the Partnerships) of Beijing New Oriental Xuncheng Network Technology Co., Ltd. respectively entered into the letter of undertaking using this form. Pursuant to Instruction ii to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed power of attorney differ from this form.

No.	Name of the General Partner	Name of the Limited Partners	Name of the Partnership	% of Equity Interest in the Variable Interest Entity	Execution Date
1.	Xu Jian	Yang Zhihui Zhou Chenggang	Tianjin Xuncheng Yiyue Technology Partnership (L.P.)	0.6928	May 10, 2018
2.	Cui Jinfang	Zeng Ming; Li Xue; Zhang Tiezheng; and Li Silian	Tianjin Xuncheng Luyue Technology Partnership (L.P.)	1.8308	May 10, 2018
3.	Zhao Yingying	Bao Ying; Cai Ling; Xiao Shishu; Liu Junling; Zhang Feng; and Gan Yuan	Tianjin Xuncheng Bayue Technology Partnership (L.P.)	0.8523	May 10, 2018
4.	Wang Xuewen	Wang Jun; Hao Bin; Ji Jianbiao; Liu Yanli; Wang Lirui; Zhao Zheng; Ma Lei; Su Yingxin; Wang Zhuan; Fu Tianqing; Hang Guodong; Yu Zhongqiu; Zhao Yunxia; Zhang Zishu; Wang Li; Zhang Xiaoxun; Li Liang; Zhou Jia; Zhang Junping; Gu Xianhao; Geng Geng; and Xie Qiang	Tianjin Xuncheng Jiuyue Technology Partnership (L.P.)	1.7626	May 10, 2018
5.	Tang Wei	Yang Yanpeng; Dong Hongyan; Luo Ping; Zhou Fan; Fang Haibo; Lin Rongfeng; Zhao Sisi; Dou Zhongchuan; Jia Chunyi; Liu Ting; Fan Meng; Kong Jianlong; Zi Xiangrong; Zhang Ge; Luo Moming; Qiu Zhengzheng; He Gang; Pei Meng; Xie Qin; Sun Tao; Fan Yafei; Feng Dawei; Sun Dongxu; Sun Po; Xing Jie; Liang Huanzhen; and Li Guofu	Tianjin Xuncheng Shiyue Technology Partnership (L.P.)	1.7506	May 10, 2018
6.	Li Meifeng	Zhang Chunliang; Zhou Lei; Xin Xianghui; Liu Binli; and Chen Wanqing	Tianjin Xuncheng Shieryue Technology Partnership (L.P.)	0.8979	May 10, 2018
7.	Yin Qiang	An Pengyu; Sun Chang; and Panxin	Tianjin Xuncheng Shisanyue Technology Partnership (L.P.)	4.2475	May 10, 2018